Exhibit 99.1
Phillips Edison & Company Increases Monthly Distribution Rate by 6% to $0.09 Per Share

CINCINNATI – September 28, 2021 - Phillips Edison & Company, Inc. (Nasdaq: PECO) (“PECO” or the “Company”), one of the nation’s largest owners and operators of omni-channel grocery-anchored neighborhood shopping centers, today announced that its Board of Directors (the “Board”) unanimously approved a 6% increase to the monthly distribution payable November 1, 2021 to stockholders of record at the close of business on October 15, 2021.

The Board approved the distribution at a rate of $0.09 per share of the Company’s common stock, Class B common stock, and operating partnership units. When annualized, this is equal to a rate of $1.08 per share, representing an increase of 6% over the previous annualized rate of $1.02 per share.

“The increase in our monthly distribution is a reflection of the continued solid performance of our grocery-anchored portfolio and the current strength of the operating environment,” said Jeff Edison, chairman and chief executive officer of PECO. “Our tenants, whom we call our Neighbors, have demonstrated their resilience throughout the COVID-19 pandemic and we are seeing collections near pre-pandemic levels. We recognize that distributions are an important component of this investment and this increase results in a current dividend yield of 3.6% based on yesterday’s closing stock price.”

About Phillips Edison & Company
Phillips Edison & Company, Inc. (Nasdaq: PECO) (“PECO” or the “Company”) is one of the nation’s largest owners and operators of omni-channel grocery-anchored neighborhood shopping centers. Founded in 1991, PECO has generated strong results through its vertically-integrated operating platform and national footprint of well-occupied shopping centers. PECO’s centers feature a mix of national and regional retailers providing necessity-based goods and services in fundamentally strong markets throughout the United States. PECO’s top grocery anchors include Kroger, Publix, Albertsons, and Ahold Delhaize. As of June 30, 2021, PECO manages 294 shopping centers, including 272 wholly-owned centers comprising approximately 31 million square feet across 31 states, and 22 shopping centers owned in two institutional joint ventures. PECO is exclusively focused on creating great omni-channel grocery-anchored shopping experiences and improving communities, one shopping center at a time. For more information, please visit www.phillipsedison.com.

Forward Looking Statements
Certain statements contained in this press release of Phillips Edison & Company, Inc. (the “Company”) other than historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in those acts. Such forward-looking statements can generally be identified by the Company’s use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “seek,” “objective,” “goal,” “strategy,” “plan,” “focus,” “priority,” “should,” “could,” “potential,” “possible,” “look forward,” “optimistic,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the U.S. Securities and Exchange Commission (“SEC”). Such statements include, in particular, statements about the Company’s plans, strategies, distributions, and prospects and are subject to certain risks and uncertainties, including known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. These risks include, without limitation, (i) changes in national, regional, or local economic climates; (ii) local market conditions, including an oversupply of space in, or a reduction in demand for, properties similar to those in the Company’s portfolio; (iii) vacancies, changes in market rental rates, and the need to periodically repair, renovate, and re-let space; (iv) changes in interest rates and the availability of permanent mortgage financing; (v) competition from other available properties and the attractiveness of properties in the Company’s portfolio to its tenants; (vi) the financial stability of tenants, including the ability of tenants to pay rent; (vii) changes in tax, real estate, environmental, and zoning laws; (viii) the concentration of the Company’s portfolio in a limited number of industries, geographies, or investments; and (ix) any of the other risks included in the Company’s SEC filings. Therefore, such statements are not intended to be a guarantee of the Company’s performance in future periods.

Additional important factors that could cause actual results to differ are described in the filings made from time to time by the Company with the SEC and include the risk factors and other risks and uncertainties described in the Company’s 2020 Annual Report on Form 10-K, filed with the SEC on March 12, 2021, and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed on August 5, 2021, in each case as updated from time to time in the Company’s periodic and/or current reports filed with the SEC, which are accessible on the SEC’s website at www.sec.gov. Except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statements contained in this release.

Future distributions are not guaranteed; however, the Board intends to evaluate distributions on a monthly basis throughout 2021. Operating partnership unit holders receive distributions at the same rate, subject to required tax withholding.

Investors:
Phillips Edison & Company, Inc.
Michael Koehler, Vice President of Investor Relations
(513) 338-2743
InvestorRelations@phillipsedison.com

Source: Phillips Edison & Company, Inc.